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                                                                     Exhibit 5.1



                                MAPLES AND CALDER
                               CAYMAN EUROPE ASIA

To:   KongZhong Corporation
      8/F, Tower A
      Yuetan Building
      Beijing, China 100045

      Citibank, N.A.
      111 Wall Street,
      New York, New York 10043
      U.S.A.

                                                                 17th June, 2004

Dear Sirs,

KONGZHONG CORPORATION

We have acted as Cayman Islands legal advisers to KongZhong Corporation (the "COMPANY") in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto (the "REGISTRATION STATEMENT"), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 4th June, 2004 (Registration No. 333-116172, relating to the offering by the Company and the sale by the selling shareholders (the "SELLING SHAREHOLDERS") of a total of 10,000,000 American Depositary Shares, each of which represents 40 of the Company's Ordinary Shares, of par value US$0.0000005 each (the "ORDINARY SHARES"). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

1. DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

(a) the certificate of incorporation of the Company dated 6th May, 2002, the Certificate of Incorporation on Change of Name dated 18th March, 2004, the amended and restated memorandum and articles of association of the Company as adopted on 11th October, 2002 and amended on 18th March, 2004, and the form of the amended and restated memorandum and articles of association of the Company as conditionally adopted by special resolution passed on 11th June, 2004;

(b) a certificate of good standing issued by the Registrar of Companies in the Cayman Islands dated 16th June, 2004 (the "CERTIFICATE OF GOOD STANDING");

(c) the minutes of a meeting of the board of Directors of the Company dated 11th June, 2004;

    1504 One International Finance Centre, 1 Harbour View Street, Hong Kong
          Telephone: (852) 2522 9333 Facsimile: (852) 2537 2955
                       Email: hkinfo@maplesandcalder.com
                            www.maplesandcalder.com

 Resident Hong Kong Partners: Christine Chang (England and Wales), Linda Martin
           (England and Wales), Spencer Privett (England and Wales).
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MAPLES AND CALDER                                                              2
CAYMAN EUROPE ASIA

(d) the minutes of a meeting of the shareholders of the Company held on 11th June, 2004 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

(e) a certificate from a Director of the Company dated 17th June, 2004, a copy of which is attached hereto (the "DIRECTOR'S CERTIFICATE"); and

(f)   the Registration Statement.

2. ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

(i) Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)  The genuineness of all signatures and seals.

(iii) There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3. OPINION

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

3.2 The authorised share capital of the Company, conditional upon, and with effect immediately upon the closing of an underwritten public offering of the Ordinary Shares of the Company in the United States and the automatic conversion of all the Preferred Shares in issue into Ordinary Shares in the capital of the Company, will be US$500,000 divided into 1,000,000,000,000 shares of par value US$0.0000005 each.
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MAPLES AND CALDER                                                              3
CAYMAN EUROPE ASIA

3.3 The issue and allotment of the Ordinary Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

3.4 Ordinary Shares to be sold by the Selling Shareholders have been legally and validly issued and are fully paid and non-assessable.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings "Risk Factors," "Enforcement of Civil Liabilities," "Legal Matters," "Taxation" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ Maples and Calder Asia
MAPLES AND CALDER ASIA